Liberty Oilfield Services Inc. Announces Fourth Quarter and Full Year 2020 Financial and Operational Results
February 4, 2021
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today fourth quarter and full year 2020 financial and operational results.
Summary Results and Highlights
•Revenue of $966 million and net loss1 of $161 million, or $1.36 fully diluted loss per share, for the year ended December 31, 2020
•Adjusted EBITDA2 of $58 million, which excludes stock based compensation of $17 million, and annualized Adjusted EBITDA per average active fleet of $4.4 million for the year ended December 31, 2020
•Revenue of $258 million for the quarter ended December 31, 2020, a 75% increase from the third quarter
•Net loss1 of $48 million, or $0.41 fully diluted loss per share, for the quarter ended December 31, 2020
•Adjusted EBITDA2 of $7 million, which excludes stock based compensation of over $4 million, for the quarter ended December 31, 2020
•Average active frac fleets increased to 15.8 in the fourth quarter of 2020, up 68% sequentially
•Record sand volume pumped per fleet in the fourth quarter of 2020
•Completed the acquisition of Schlumberger’s North American pressure pumping business, OneStim®, on December 31, 2020
•Expect to maintain 30 frac fleets working in the first quarter of 2021, relatively flat with the fourth quarter of 2020 fleet count when combined with OneStim®
•Additional frac fleet deployment in 2021 dependent on improved economics
“2020 was a year defined by adaptation in the face of adversity. We successfully navigated these challenges due to the unprecedented sacrifice and commitment of the Liberty family. We began the year with strong momentum in an already struggling frac market, but a collapse in oil demand resulting from the global pandemic became our new reality. The partnerships we have forged over the years allowed us to plan through the crisis. In April, we aligned our cost structure with our partners’ evolving activity levels while providing top tier performance with safety and efficiency. These decisive actions allowed us to hit our target set in April of positive cash flow during the last nine months of the 2020 pandemic crisis, and to set the stage for our future with the acquisition of OneStim®,” commented Chris Wright, Chief Executive Officer.
Mr. Wright continued, “We enter 2021 with a sense of resolve and determination to leverage a stronger business platform of unmatched technological advantages, highly complementary business lines and an invigorated team of professionals. We are motivated by the opportunities ahead of us and the trust of our customers. Our goal remains the same: developing and delivering next generation technologies and services for the sustainable development of unconventional energy resources. Our unique culture enables high quality services, ESG leadership and superior returns across cycles.”
Outlook
Early signs of a global economic recovery are now evident, driven by the rollout of COVID-19 vaccines, stimulative fiscal and monetary policies around the world, and pent-up demand for goods and services. These factors support continued improvement in energy demand, while controlled OPEC+ production and discipline among U.S. shale companies are supporting oil and gas prices. This is reflected in a rising rig count throughout the fourth quarter.
1    Net income/loss attributable to controlling and noncontrolling interests.
2    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

The number of total marketable frac fleets has declined significantly as the pandemic accelerated the pace of rationalization and cannibalization of frac equipment. As customer demand is shifting towards next generation technologies that support their emissions and efficiency goals, attrition of older equipment is expected to continue. This supply shrinkage is a necessary part of moving the market towards balance. The current pricing dynamic remains challenging, but Liberty is having many productive discussions with customers to phase in modest price improvements throughout the year. Liberty was proactive in working with them as oil prices collapsed, and that partnership works both ways.
E&P operators are navigating through significant industry consolidation, a change in the political climate and a general commitment to flat production levels relative to 2020 exit rates. West Texas Intermediate crude oil prices have improved since dedicated fleet negotiations for 2021 started in the fall. We believe the frac market will experience flat to slightly rising demand for frac services in 2021, based on current visibility into customer plans. Public operator demand is expected to be relatively level loaded, whereas private operator demand is more likely to be back loaded. Against this backdrop, Liberty expects to maintain approximately 30 active frac fleets in the first quarter of 2021, with the potential of adding more fleets later in the year if the economics improve. Increased efficiencies that lower our cost of delivery coupled with a gradual, modest rise in frac pricing are the factors that can drive improved fleet profitability.
Commenting on the outlook, Mr. Wright stated, “As we enter our tenth year in operation, we are excited to lead a technology-driven structural change in the industry. We are uniquely focused on extracting significant value from our acquisition by bringing together two of the leading technology-centric service businesses in our industry and building for the future with ongoing technology alliance agreement with Schlumberger. The early response to our acquisition of OneStim® has been positive, as customers are finding value in our technology leadership as the industry transitions to harnessing knowledge and data to drive decisions. Invention and creativity take center stage in an industry at the precipice of change, and Liberty remains committed to the next decade of innovation, as we were in our first decade as a company.”
2020 Full Year Results
For the year ended December 31, 2020, revenue decreased 51% to $966 million compared to $2 billion in 2019.
Net loss before incomes taxes totaled $192 million for the year ended December 31, 2020 compared to net income before income taxes of $89 million for the year ended December 31, 2019. Net loss before income taxes for the year ended December 31, 2020 included non-recurring transaction, severance and other costs of $21.1 million.
Net loss1 (after taxes) totaled $161 million for the year ended December 31, 2020 compared to net income1 of $75 million for the year ended December 31, 2019.
Adjusted EBITDA2 decreased to $58 million in the year ended December 31, 2020 compared to $291 million in 2019. Annualized Adjusted EBITDA per average active frac fleet decreased to $4.4 million for the year ended December 31, 2020, compared to $12.8 million for the year ended December 31, 2019. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fourth Quarter Results
For the fourth quarter of 2020, revenue increased 75% to $258 million from $147 million in the third quarter of 2020.
Net loss before income taxes totaled $58 million for the fourth quarter of 2020 compared to net loss before income taxes of $59 million for the third quarter of 2020. Net loss before income taxes for the fourth quarter of 2020 included non-recurring transaction, severance and other costs of $9.4 million compared to $2.6 million in the third quarter of 2020.
Net loss1 (after taxes) totaled $48 million for the fourth quarter of 2020 compared to net loss1 of $49 million in the third quarter of 2019.

Adjusted EBITDA2 increased to $7 million from $1 million in the third quarter. Annualized Adjusted EBITDA per average active fleet increased to $1.8 million in the fourth quarter compared to $0.6 million in the third quarter. Please refer to the reconciliation of Adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this earnings release.
Fully diluted loss per share was $0.41 for the fourth quarter of 2020 equivalent to fully diluted loss per share of $0.41 for the third quarter of 2020.
Balance Sheet and Liquidity
As of December 31, 2020, Liberty had cash on hand of $69 million and total debt of $106 million, net of deferred financing costs and original issue discount. There were no borrowings drawn on the ABL credit facility, and total liquidity, including availability under the credit facility, was $183 million.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Friday, February 5, 2021. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Oilfield Services call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10151812. The replay will be available until February 12, 2021.
About Liberty
Liberty is a leading North American oilfield services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on February 27, 2020 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

Contact:
Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com

Liberty Oilfield Services Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Statement of Operations Data:	(amounts in thousands, except for per share and fleet data)
Revenue	$257,586	$147,495	$397,971	$965,787	$1,990,346
Costs of services, excluding depreciation and amortization shown separately	236,510	139,237	344,430	857,981	1,621,180
General and administrative	20,114	17,307	26,210	84,098	97,589
Transaction, severance and other costs	9,395	2,609	—	21,061	—
Depreciation and amortization	45,826	44,496	44,299	180,084	165,379
Loss (gain) on disposal of assets	109	(752)	1,359	(411)	2,601
Total operating expenses	311,954	202,897	416,298	1,142,813	1,886,749
Operating (loss) income	(54,368)	(55,402)	(18,327)	(177,026)	103,597
Interest expense, net	3,646	3,595	3,176	14,505	14,681
Net (loss) income before taxes	(58,014)	(58,997)	(21,503)	(191,531)	88,916
Income tax (benefit) expense	(9,783)	(9,972)	(3,095)	(30,857)	14,052
Net (loss) income	(48,231)	(49,025)	(18,408)	(160,674)	74,864
Less: Net (loss) income attributable to noncontrolling interests	(11,201)	(14,523)	(6,260)	(45,091)	35,861
Net (loss) income attributable to Liberty Oilfield Services Inc. stockholders	$(37,030)	$(34,502)	$(12,148)	$(115,583)	$39,003
Net (loss) income attributable to Liberty Oilfield Services Inc. stockholders per common share:
Basic	$(0.41)	$(0.41)	$(0.15)	$(1.36)	$0.54
Diluted	$(0.41)	$(0.41)	$(0.15)	$(1.36)	$0.53
Weighted average common shares outstanding:
Basic	91,026	84,937	79,182	85,242	72,334
Diluted (1)	91,026	84,937	79,182	85,242	105,256

Other Financial and Operational Data
Capital expenditures (2)	$23,961	$12,281	$56,211	$82,414	$181,613
Adjusted EBITDA (3)	$7,124	$1,396	$33,770	$57,899	$290,741
Average Active Fleets (4)	15.8	9.4	23.0	13.2	22.8
Annualized Adjusted EBITDA per Average Active Fleet (5)	$1,789	$589	$5,825	$4,386	$12,752

(1)In accordance with U.S. GAAP, diluted weighted average common shares outstanding for the three months ended December 31, and September 30, 2020, and December 31, 2019, exclude weighted average shares of Class B common stock (21,970, 27,763, and 32,993, respectively), restricted shares (79, 235, and 349, respectively) and restricted stock units (2,507, 2,458, and 2,066, respectively) outstanding during the period. For the year ended December 31, 2020, diluted weighted average common shares outstanding excludes the weighted average shares of Class B common stock (27,427), restricted shares (207) and restricted stock units (2,460) outstanding during the period. For the year ended December 31, 2019, diluted weighted average common shares outstanding excludes the weighted average shares of Class B common stock (9,057) exchanged during the period (share counts presented in 000's).
(2)Capital expenditures presented above are shown on an as incurred basis, including capital expenditures in accounts payable and accrued liabilities.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.
(4)Average Active Fleets is calculated as the daily average of the number of active fleets for the period presented.
(5)Annualized Adjusted EBITDA per Average Active Fleet is calculated as Adjusted EBITDA for the year, or respective quarter annualized, divided by the Average Active Fleets, as defined above.

Liberty Oilfield Services Inc.
Condensed Consolidated and Combined Balance Sheets
(unaudited, amounts in thousands)
	December 31, (1)	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$68,978	$112,690
Accounts receivable and unbilled revenue	313,949	252,910
Inventories	118,568	88,547
Prepaids and other current assets	65,638	34,827
Total current assets	567,133	488,974
Property and equipment, net	1,120,950	651,703
Operating and finance lease right-of-use assets	114,611	108,413
Deferred tax asset	5,360	—
Other assets	81,888	34,339
Total assets	$1,889,942	$1,283,429
Liabilities and Equity
Current liabilities:
Accounts payable	$193,338	$117,613
Accrued liabilities	118,383	108,954
Current portion of operating and finance lease liabilities	44,061	39,519
Current portion of long-term debt, net of discount	364	409
Total current liabilities	356,146	266,495
Long-term debt, net of discount	105,411	105,731
Long-term operating and finance lease liabilities	61,748	61,571
Deferred tax liability	—	19,659
Payable pursuant to tax receivable agreement	56,594	48,481
Total liabilities	579,899	501,937

Stockholders’ equity:
Common Stock	1,795	1,126
Additional paid in capital	1,125,554	410,596
Retained earnings	23,288	143,105
Total stockholders’ equity	1,150,637	554,827
Noncontrolling interest	159,406	226,665
Total Equity	1,310,043	781,492
Total liabilities and equity	$1,889,942	$1,283,429
(1)In accordance with ASC Topic 805 - Business Combinations, an acquirer is allowed a period, referred to as the measurement period, in which to complete its accounting for the transaction. Such measurement period ends at the earliest date that the acquirer a) receives the information necessary or b) determines that it cannot obtain further information, and such period may not exceed one year. As the OneStim® transaction closed on December 31, 2020, the Company is in the process of completing the initial purchase price allocation. The condensed consolidated balance sheet as of December 31, 2020 reflects the Company’s current estimate of its initial purchase price allocation.

Liberty Oilfield Services Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net (loss) income	$(48,231)	$(49,025)	$(18,408)	$(160,674)	$74,864
Depreciation and amortization	45,826	44,496	44,299	180,084	165,379
Interest expense, net	3,646	3,595	3,176	14,505	14,681
Income tax (benefit) expense	(9,783)	(9,972)	(3,095)	(30,857)	14,052
EBITDA	$(8,542)	$(10,906)	$25,972	$3,058	$268,976
Stock based compensation expense	4,245	4,487	3,599	17,139	13,592
Fleet start-up and lay-down costs	1,718	5,958	1,787	12,175	4,519
Asset acquisition costs	6,997	1,500	—	8,497	—
Loss (gain) on disposal of assets	109	(752)	1,359	(411)	2,601
Provision for credit losses	199	—	1,053	4,877	1,053
Non-recurring payroll expense	2,398	—	—	2,398	—
Severance and related costs	—	1,109	—	10,166	—
Adjusted EBITDA	$7,124	$1,396	$33,770	$57,899	$290,741

Calculation of Pre-Tax Return on Capital Employed
	Twelve Months Ended
	December 31, 2020
	2020	2019
Net loss	$(160,674)
Add back: Income tax benefit	(30,857)
Pre-tax net loss	$(191,531)
Capital Employed
Total debt, net of discount	$105,775	$106,140
Total equity	1,310,043	781,492
Total Capital Employed	$1,415,818	$887,632

Average Capital Employed (1)	$1,151,725
Pre-Tax Return on Capital Employed (2)	(17)%

(1)Average Capital Employed is the simple average of Total Capital Employed as of December 31, 2020 and 2019.
(2)Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended December 31, 2020 to Average Capital Employed.